Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Simcere Pharmaceutical Group:
We consent to the use of our report dated June 13, 2008, with respect to the consolidated balance sheets of Simcere Pharmaceutical Group and its subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31,2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
/s/  KPMG
Hong Kong, China
July 18, 2008